ATWOOD OCEANICS
BENEFIT EQUALIZATION PLAN
(Amended and Restated Effective as of January 1, 2013)

ATWOOD OCEANICS
BENEFIT EQUALIZATION PLAN
(Amended and Restated Effective as of January 1, 2013)
BACKGROUND AND PURPOSE
A.    Background & Purpose. Effective as of January 1, 2001, the Sponsor established the Atwood Oceanics Benefit Equalization Plan to provide certain executive employees with (i) an opportunity to elect to defer a portion of their compensation and (ii) employer matching contributions to the extent that employer matching contributions cannot be made for such employees under the Atwood Oceanics Retirement Plan (the “Retirement Plan”), a plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), due to certain Code limits that apply to Retirement Plan contributions and benefits.
The Sponsor desires to (i) bifurcate the plan provisions such that effective as of December 31, 2012, all contributions to and benefits earned under the Atwood Oceanics Benefit Equalization Plan prior to January 1, 2013, along with the earnings, gains and losses attributable thereto, will be subject to and paid from such plan as in effect on December 31, 2012 (the “Prior Plan”), and (ii) amend and restate the Prior Plan in the form set forth herein (the “Plan”), effective as of January 1, 2013, to provide designated key management employees with an opportunity to maximize savings benefits or provide for a regular stream of income during retirement by (a) continuing to provide certain executive employees with an opportunity to elect to defer compensation earned for services provided to an Employer on and after January 1, 2013, and (b) providing restoration contributions based on their compensation in excess of the limit under Code Section 401(a)(17), as such limit is adjusted for cost‑of‑living increases.
B.    Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. The Plan is intended to qualify for the exemptions provided under Title I of the Employee Retirement Income Security Act of 1974, as amended, for plans that are not tax‑qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.
ARTICLE 1
DEFINITIONS
The terms defined in this Article shall have the meanings attributed to them unless the context obviously requires another meaning:
1.1    Account. “Account” shall mean any of the ledger accounts pertaining to a Member that are maintained by the Committee to reflect the Member’s interest in the Plan. The Committee shall establish the Accounts specifically described in the Plan and any additional Accounts that the Committee considers to be necessary in order to reflect the entire interest of the Member in the Plan. Each of the Accounts shall reflect any Elective Deferrals, Employer Matching Credits, and Investment Gain or Loss allocable to the Account. Separate sub‑accounts attributable to Prior Plan

Contributions, if any, and the earnings, gains and losses attributable thereto, will be maintained within a Member’s or Beneficiary’s Account, as applicable.
1.2    Active Member. “Active Member” shall mean an individual designated as such by the President.
1.3    Adjusted Beginning Balance. “Adjusted Beginning Balance” shall mean the balance of an Account as of the last Valuation Date preceding the current Valuation Period, reduced by the amount of any distributions allocable to that Account made during the current Valuation Period.
1.4    Allocation Date. “Allocation Date” shall mean the day specified by the Committee for the allocation of amounts to the Members’ Elective Deferral Accounts, which shall occur no less frequently than once a month.
1.5    Allocation Period. “Allocation Period” shall mean the period beginning on the day following an Allocation Date (or on the first day of the first Plan Year, in the case of the first Allocation Period) and ending on the immediately succeeding Allocation Date.
1.6    Beneficiary. “Beneficiary” shall mean any person(s), trust(s), or other entity(ies), including the Member’s estate, entitled to receive the benefits payable hereunder upon the Member’s death.
1.7    Board. “Board” shall mean the Board of Directors of the Sponsor.
1.8    Change in Control. shall mean each of the following:

(i)
the acquisition after January 1, 2013 by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then outstanding capital stock of the Sponsor entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Sponsor, (ii) any acquisition by the Sponsor, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Sponsor or any entity controlled by the Sponsor, (iv) any acquisition approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined) either prior to such acquisition or within five business days after the Sponsor has notice of such acquisition, provided that, after such acquisition, such Person does not beneficial own more than 50% of the combined voting power of the Outstanding Company Voting Securities, or (v) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 1.8;

(ii)
the first day on which individuals who, as of January 1, 2013, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to January 1, 2013 whose election or appointment, or whose nomination for election by the Sponsor’s shareholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)
the consummation of (x) a reorganization, share exchange or merger involving the Sponsor or (y) a sale of all or substantially all of the assets of the Sponsor and its subsidiaries taken as a whole (other than by way of reorganization, share exchange or merger) to any Person other than a subsidiary of the Sponsor (a transaction referred to in clause (x) or (y) is referred to as a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Sponsor (the “Outstanding Company Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding capital stock entitled to vote generally in the election of directors (or comparable governing persons) of the Sponsor or an entity that, as a result of such Business Combination, owns, directly or indirectly through one or more wholly owned subsidiaries, the Sponsor or all or substantially all of its assets (the “Resulting Entity”; such capital stock is referred to as the “Outstanding Successor Voting Securities”), (B) no Person (excluding any employee benefit plan (or related trust) of the Sponsor or the Resulting Entity and excluding any Person that beneficially owns 20% or more of the combined voting power of the Outstanding Company Voting Securities prior to such Business Combination, provided that such Person’s percentage ownership of the combined voting power of the Outstanding Successor Voting Securities does not increase as a result of such Business Combination) will beneficially own, directly or indirectly, 20% or more of the combined voting power of the then Outstanding Successor Voting Securities, and (C) at least a majority of the members of the board of directors (or comparable governing body) of the Resulting Entity were members of the Incumbent Board immediately prior to consummation of such Business Combination; or

(iv)	the adoption of a plan relating to the complete liquidation or dissolution of the Sponsor;
provided, however, that an event described in this Section 1.8 shall only constitute a Change in Control if such transaction or event also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
1.9    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.10    Code Limitation. “Code Limitation” shall mean a limitation or restriction set forth in the Retirement Plan that is required to be included in the Retirement Plan under Section 401(a)(17) of the Code.

1.11    Committee. “Committee” shall mean the committee appointed by the President and Chief Executive Officer of the Sponsor to administer the Plan.
1.12    Compensation. “Compensation” shall mean Considered Compensation as defined in the Retirement Plan.
1.13    Deferral Agreement. “Deferral Agreement” shall mean an agreement of the type described in Section 3.1.
1.14    Deferral Agreement Effective Date. “Deferral Agreement Effective Date” shall mean, except as otherwise provided in this Section, the first day of the calendar year beginning after the properly completed and executed Deferral Agreement is received by the Committee. As applicable to an Employee who has been designated as an Active Member for the first time, “Deferral Agreement Effective Date” shall mean the date the Deferral Agreement is executed, if the Deferral Agreement is executed within the thirty-day period immediately following such designation. The Deferral Agreement shall be effective with respect to any Compensation earned and payable on or after the Deferral Agreement Effective Date.
1.15    Disability. “Disability” shall mean a Member’s eligibility for disability income payments under an Employer’s long term disability insurance policy or plan for employees as then in effect.
1.16    Elective Deferral. “Elective Deferral” shall mean the Member’s compensation deferral made pursuant to the provisions of Section 3.2, if any.
1.17    Elective Deferral Account. “Elective Deferral Account” shall mean the ledger account maintained by the Committee for each Member that reflects the Elective Deferral made by the Member and any Investment Gain or Loss attributable to such deferral.
1.18    Eligible Class. “Eligible Class” shall mean, with respect to a Plan Year, all Employees who receive compensation from an Employer in excess of Code Limitation.
1.19    Employee. “Employee” shall mean an individual who is reflected as a common law employee of the Employer in the records of the Employer.
1.20    Employer. “Employer” shall mean the Sponsor and any other business organization that has adopted the Plan, as the case may be.
1.21    Employer Matching Account. “Employer Matching Account” shall mean the ledger account maintained by the Committee for each Member that reflects any portion of the Employer Matching Credits allocated to the Member and any Investment Gain or Loss attributable to such credits.
1.22    Employer Matching Allocation Date. “Employer Matching Allocation Date” shall mean (i) with respect to an Active Member, December 31 of the applicable Plan Year, and (ii) with respect to a Member incurring a Separation due to death, Disability or Retirement, the date of Separation.
1.23    Employer Matching Credit. “Employer Matching Credit” shall mean the credit made pursuant to the provisions of Section 3.4, if any.

1.24    ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.25    Investment Fund. “Investment Fund” shall mean the investment funds available under the Retirement Plan and/or such other investment funds that may be selected from time to time by the Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.
1.26    Investment Gain or Loss. “Investment Gain or Loss” shall mean the increase or decrease in the value of a Member’s Account determined under the procedures used by the managers of the Investment Funds in which the Member’s Account is invested.
1.27    Member. “Member” shall mean a person who qualifies as such under the provisions of Article 2.
1.28    Plan. “Plan” shall mean the Atwood Oceanics, Inc. Benefit Equalization Plan, as amended and restated effective January 1, 2013.
1.29    Plan Document. “Plan Document” shall mean this agreement, as amended from time to time.
1.30    Plan Year. “Plan Year” shall mean the 12-consecutive-month annual accounting period of the Plan, which shall end on the last day of December of each calendar year.
1.31    President. “President” shall mean the President of the Sponsor.
1.32    Prior Plan. “Prior Plan” shall mean the Atwood Oceanics Benefit Equalization Plan, as in effect immediately prior to January 1, 2013.
1.33    Prior Plan Contributions. “Prior Plan Contributions” shall mean amounts contributed to the Prior Plan by individuals or an Employer for services provided to an Employer prior to January 1, 2013.
1.34    Qualified Domestic Relations Order. “Qualified Domestic Relations Order” shall mean any order determined by the Committee to be a qualified domestic relations order within the meaning of Section 414(p) of the Code.
1.35    Retirement. “Retirement” shall mean, with respect to a Member, such Member’s Separation on or after his or her Retirement Eligibility Date for any reason other than Disability or death.
1.36    Retirement Eligibility Date. “Retirement Eligibility Date” shall mean the date a Member has attained age sixty‑two.
1.37    Regulation. “Regulation” shall mean the Internal Revenue Service regulation specified, as it may be changed from time to time.
1.38    Retirement Plan. “Retirement Plan” shall mean the Atwood Oceanics Retirement Plan, as amended from time to time, or any replacement or successor plan adopted by the Sponsor. Any reference to a specific provision of the Retirement Plan shall be deemed to include a reference to the corresponding provision of any amended, replacement, or successor Retirement Plan.
1.39    Separation. “Separation” shall mean a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation § 1.409A‑1(h) (or any successor regulations or guidance thereto), including separation due to death.
1.40    Sponsor. “Sponsor” shall mean Atwood Oceanics, Inc., a Texas corporation, or any other business organization that assumes the primary responsibility for maintaining the Plan with the consent of the last preceding Sponsor.
1.41    Unforeseeable Emergency. “Unforeseeable Emergency” shall mean a severe financial hardship to the Member resulting from a sudden and unexpected illness or accident of the Member or of a dependent (as defined in Section 152(a) of the Code) of Member, loss of the Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member. Circumstances which constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, no emergency withdrawal may be made to the extent that such financial hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Member’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of Elective Deferrals. The term “unforeseeable emergency” does not include the need to send the Member’s child to college or the desire to purchase a home.
1.42    Valuation Date. “Valuation Date” shall mean the last day of the month prior to the relevant date or more frequently as determined by the recordkeeper.
1.43    Valuation Period. “Valuation Period” shall mean the period beginning at the commencement of trading on the day following a Valuation Date (or on the first day of the first Plan Year, in the case of the first Valuation Period) and ending at the close of trading on the immediately succeeding Valuation Date.
1.44    Years of Service. “Years of Service” shall mean one Year of Vesting Service as defined in the Retirement Plan.
ARTICLE 2
PARTICIPATION
2.1    Designation of Active Members by President. The President may designate from time to time such members of the Eligible Class as he shall from time to time determine to be Active Members; provided, however, that in order to receive Employer Matching Credits for a Plan Year, Active Members must satisfy the Deferral Agreement procedures described in Section 3.1. An Active Member shall continue as such until the earlier of (i) the date the individual ceases to be a member of the Eligible Class, or (ii) the date specified by the President as the date on which the individual shall no longer be an Active Member.
2.2    Commencement of Participation.

(a)
Annual Participation. A Member of the Eligible Class shall become an Active Member on the later of (i) the effective date of the adoption of the Plan by such individual’s Employer, or (ii) the date on which such individual is first designated as an Active Member by the President.

(b)
Interim Plan Year Participation. An Employee who (i) first becomes a Member of the Eligible Class during a Plan Year and (ii) is designated by the President an Active Member within the thirty‑day period following the date the Employee first becomes a Member of the Eligible Class shall be eligible to participate in the Plan for the remainder of such Plan Year, as determined by the President, in his discretion; provided, however, that such Employee is not otherwise eligible for, or a participant in, a “plan” which is aggregated with the Plan for purposes of Code Section 409A and otherwise satisfies the requirements of Treasury Regulation § 1.409A‑2(a)(7). Such individual shall be eligible to receive Employer Matching Credits if he satisfies the Deferral Agreement procedures described in Section 3.1; provided, however, that in all events such procedures must be satisfied within the thirty‑day period following the date the Employee first becomes an Active Member. For purposes of this Section 2.2(b), such Active Member’s Deferral Agreement and Employer Matching Credits shall only apply with respect to Compensation earned after such designation and election, as applicable.

2.3    Cessation of Participation. An individual who has become a Member shall cease to be a Member on the later of (i) the first date on which he or she ceases to be an Active Member, or (ii) the first date on which no portion of his or her Accounts remains to be distributed and no amounts remain to be credited to his or her Accounts.
2.4    Recommencement of Participation by Former Members. A former Member shall again become a Member on the date, if any, on which such individual is again designated as an Active Member by the President.
2.5    Frozen Accounts. A Member’s Accounts shall be frozen as of the date that he or she is no longer an Active Member. A Member whose Accounts have been frozen shall not be permitted to make additional deferrals under the Plan, nor shall his or her Accounts share in the allocation of any Employer Matching Credits which are allocated to Members’ Accounts as of a date on or after the date as of which his or her Account is frozen. Such a Member’s Accounts, however, shall continue to share in any Investment Gain or Loss of the Plan during the period of time that his or her Accounts are frozen. The Accounts of such a Member shall be unfrozen immediately upon his or her redesignation as an Active Member, and he or she shall thereupon participate in the Plan in accordance with the terms thereof.
ARTICLE 3
PARTICIPANT DEFERRALS AND EMPLOYER MATCHING ALLOCATIONS
3.1    Deferral Agreements. А Deferral Agreement shall be an agreement in a form satisfactory to the Committee to prospectively receive one or more items of compensation from the Employer in a reduced amount and to have the Committee credit an amount equal to the amount of the reduction to the Member’s Account. The Deferral Agreement shall specify (i) the amount, if any, of the

Member’s Elective Deferral, and (ii) the form of payment of amounts attributable to the Member’s Accounts for the Plan Year. Any such Deferral Agreement shall be revocable or irrevocable in accordance with its terms, provided that no revocation shall be effective prior to the Deferral Agreement Effective Date that would apply if the revocation were treated as a new Deferral Agreement or permit payment to the Member of any amount deferred prior to the date of revocation. A Member shall be entitled to prospectively modify his or her Deferral Agreement at least once a year. The Committee shall establish and announce to the Members the rules governing the administration of Elective Deferrals, including any limitations upon the amount that may be deferred and the procedures for and any limitations upon a Member’s right to revoke or change his or her designation. Elective Deferrals may be made by periodic payroll deductions or by other methods, as determined from time to time by the Committee.
3.2    Elective Deferrals. Each Active Member may specify in his or her Deferral Agreement a dollar amount or percentage of his or her Compensation to be deferred under the Plan as an Elective Deferral. The Committee may require or permit the Member to make separate specifications for different types of Compensation. Such deferrals shall commence on the Deferral Agreement Effective Date.
3.3    Employer Matching Credits. The Employer shall, for each Plan Year that an Active Member elects to make Elective Deferrals, make an Employer Matching Credit on behalf of each Active Member in an amount equal to two times the excess of (i) 5% of the Member’s Compensation over (ii) 5% of the Member’s Compensation less his or her Elective Deferrals, but not to exceed the Code Limitation; provided, however, that such Active Member is an Employee as of the Employer Matching Allocation Date.
ARTICLE 4
ALLOCATIONS AND VESTING
4.1    Information Statements from Employer. As soon as practical after each Allocation Date, the Employer shall provide the Committee with a schedule setting forth the names of its Active Members and other Members; the amount of its Employer Matching Credit for each Active Member; the amount and type of Elective Deferral(s) of each of its Active Members; and the amount of Compensation paid to each Active Member. Such schedules shall be conclusive evidence of such facts.
4.2    Allocation of Elective Deferrals. The Committee shall allocate to each Member an amount equal to his or her Elective Deferrals for each Allocation Period.
4.3    Allocation of Employer Matching Credit. The Committee shall separately allocate the Employer Matching Credit for each Plan Year to the Employer Matching Account of Active Members by allocating to each such Member an amount equal to the Employer Matching Credit made on his or her behalf effective as of the Employer Matching Allocation Date.
4.4    Member Direction of Investments. Each Member shall be permitted to direct the portion of his or her Accounts to be deemed invested in each Investment Fund. The deemed investments in each Investment Fund are only for the purposes of determining the Sponsor’s payment obligation under the Plan. Once the Committee has selected or changed the selection of Investment Funds, it shall establish rules pertaining to the administration thereof, including but not limited to rules for making selections effective, establishing the frequency of permitted changes, the minimum percentage in any Investment Funds, and all other necessary or appropriate regulations.
4.5    Allocation of Investment Gain or Loss. Each valuation and determination of Investment Gain or Loss provided for hereunder shall reflect the value of the Investment Funds in which the Member’s Account is invested separately. The Committee shall allocate Investment Gain or Loss attributable to each Investment Fund among the Members’ various Accounts (each type of Account being considered separately).
4.6    Effective Date of Allocations and Adjustments. The Committee shall credit to each Member’s Accounts such Member’s Elective Deferrals and Employer Matching Credits, so that all such amounts shall be entered in the Member’s Accounts as soon as administratively practicable following the date on which they would have been paid to the Member or the Retirement Plan, or otherwise been includable in gross income for federal income tax purposes in the absence of a deferral election. The Committee shall credit to each Member’s Accounts such Member’s portion of the adjustments and allocations required by Section 4.6, so that all such allocations shall become effective and be entered in such Member’s Accounts as of the Valuation Date with respect to which they are attributable.
4.7    No Vesting Unless Otherwise Prescribed. No allocations, adjustments, credits, or transfers shall ever vest in any Member any right, title, or interest in the Plan except at the times and upon the terms and conditions herein set forth. Notwithstanding the above, the following vesting schedule shall apply to a Member’s Employer Matching Account:

Years of Service	Vested Interest
Less than 3	0%
3 or more	100%

Except as provided in Section 5.2, a Member whose Separation occurs prior to attainment of three Years of Service shall forfeit all amounts in his or her Employer Matching Account (and the Investment Gain or Loss attributable thereto).
ARTICLE 5
BENEFITS AND EVENTS ENTITLING PARTICIPANTS
TO DISTRIBUTION OF BENEFITS
5.1    Benefit upon Separation. A Member who incurs а Separation other than on account of death shall be entitled to a benefit equal to the total amount credited to all of his or her Accounts paid six months following the Member’s Separation in accordance with the distribution method elected in Section 6.1 The Beneficiary of a Member whose Separation occurs on account of death shall be entitled to a benefit equal to the total amount credited to all of such Member’s Accounts paid ninety days after the Member’s death.

5.2    Benefit upon Change in Control. Upon a Change in Control, all amounts credited to a Member’s Employer Matching Account (including any earnings thereon) shall be fully vested.
5.3    Time for Determining Account Balances. The amount credited to a Member’s Accounts shall be determined, for purposes of this Article, as of the Valuation Date.
5.4    Accounting for Distributions. The balance of an Account shall be reduced as of the first day of the Valuation Period by the amount of any withdrawals, payments, distributions, or other amounts properly chargeable to such Account during such Valuation Period.
5.5    Receipt of Domestic Relations Order. The receipt of a judicial decree or order shall constitute an event permitting distribution under the Plan, provided that such judicial decree or order would constitute a Qualified Domestic Relations Order if the requirement that such an order not require a plan to make distribution to an alternate payee prior to a Members earliest retirement age, as defined in Section 414(р)(4)(В) of the Code, were disregarded.
5.6    Withdrawal for Unforeseeable Emergency. Any Member may make application to the Committee to withdraw in a single sum from his or her Elective Deferral and vested Employer Matching Accounts such amount, and not more than that amount, as is reasonably needed to satisfy the emergency need. Whether or not a Member has incurred an Unforeseeable Emergency shall be determined by the Committee on the basis of all relevant facts available to the Committee and in accordance with written procedures established by the Committee. Such written procedures shall specify the requirements for requesting and receiving distributions on account of Unforeseeable Emergency, including what forms must be submitted and to whom. The Committee shall uniformly and consistently apply such written procedures so that all Members in similar circumstances are treated alike. All determinations regarding Unforeseeable Emergency must be made in accordance with objective nondiscretionary criteria. Such determinations must also comply with applicable Department of Treasury regulations and rulings. An application for a withdrawal made pursuant to this Section must be in writing and must state the reason or reasons for the need of such Member to make such a withdrawal. Such application must specify the amount necessary to satisfy the Member’s Unforeseeable Emergency. The Committee shall be entitled to rely upon the Member’s representations set forth in his or her application, to the extent that such reliance is reasonable. A distribution made pursuant to this Section shall not exceed the amount necessary to meet the Unforeseeable Emergency of the Member. The amount of an Unforeseeable Emergency withdrawal may include any amounts necessary to pay any federal, state, or local income taxes reasonably anticipated to result from the distribution. Applications under this Section shall be processed as soon as administratively feasible. The Committee shall direct the Employer when to disburse any funds as an Unforeseeable Emergency withdrawal.
ARTICLE 6
DISTRIBUTION OF BENEFITS
6.1    Distribution Methods Available. Distributions shall be paid in cash under either of the following distribution methods:

(a)	a single sum payment; or

(b)
a maximum of five annual installments. Each installment after the first shall be paid on the anniversary of the payment of the first installment. The Member’s Account from which such installments are payable shall continue to be maintained and credited with Investment Gain or Loss. The amount of each installment payment shall be the quotient obtained by dividing the balance of the Account by the number of installment payments remaining. Such balance shall be determined by the Committee as of an administratively convenient date that is within ten days prior to the date on which the installment payment is made. The right to the series of installment payments shall be treated as a right to a series of separate payments for purposes of any Regulation issued under Section 409А of the Code. Notwithstanding an election of installment payments in this Section 6.1(b), a Member’s Deferral Agreement may specify that annual installment payments be paid in a lump sum (an “Installment Cash-Out”) if (i) a Change in Control occurs during the applicable installment period or if the Member’s Separation occurs within the two‑year period following a Change in Control, or (ii) the Member’s death occurs during the applicable installment period.

6.2    Elections Regarding Form of Distribution. Subject to the terms of this Section 6.2 and except as provided in Section 6.3 regarding an Active Member’s Prior Plan Contributions (and the Investment Gain or Loss attributable thereto), each Member shall have the right to elect the form of distribution applicable to the Member or the Member’s Beneficiary under the Plan.

(a)
Distribution Election. The Member’s Deferral Agreement shall specify a form of payment available under Section 6.1. The Member shall specify the number of installment payments (not in excess of five) if the annual installment option is elected and shall designate if an Installment Cash-Out is elected pursuant to Section 6.1(b). In each subsequently‑filed Deferral Agreement, the Member shall make a new election regarding the form of payment of amounts attributable to Elective Deferrals made under such Deferral Agreement and Employer Matching Credits (and the Investment Gain or Loss attributable thereto) for the applicable Plan Year. Amounts contributed to the Plan pursuant to each Deferral Agreement and Employer Matching Credits (and the Investment Gain or Loss attributable thereto) will be distributed in accordance with the terms of the Distribution Election attributable to each Plan Year.

(b)
Failure to Make Valid Distribution Election. A Member who fails to make a valid and timely election regarding the form of distribution applicable to the Member or the Member’s Beneficiary with respect to amounts attributable to any Elective Deferrals and Employer Matching Credits shall be deemed to have made the following elections with respect to such amounts:

(i)	in the event of the Member’s Separation other than on account of death, payment shall be made in the form of a lump sum payment six months following the Member’s Separation;

(ii)	in the event of Separation on account of death, payment shall be made to the Beneficiary ninety days after the Member’s death; and

(iii)
in any event, the distribution shall be made in a single sum payment, except that amounts attributable to Elective Deferrals made prior to January 1, 2009 shall be paid in five annual installments in the event of the Member’s Separation other than on account of death.

(c)
Subsequent Changes in Time or Form of Distribution. Each Member shall have the right from time to time to elect that the time and form of distribution applicable to the Member or the Member’s Beneficiary under the Plan be changed. Notwithstanding the immediately preceding sentence, (i) any such election shall not take effect until 12 months after the date on which the election is made; and (ii) in the case of an election related to a payment not on account of death, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid.

(d)	Manner of Election. An election available under this Section shall be made by executing and properly filing with the Committee the Deferral Agreement or other form or forms approved by the Committee.
6.3    Prior Plan Contributions. An Active Member’s Prior Plan Contributions (and the Investment Gain or Loss attributable thereto) shall continue to be subject to the terms and conditions of the Prior Plan as in effect at the time such amounts were contributed, including, but not limited to, the applicable Prior Plan distribution timing and form of payment provisions.
6.4    Qualified Domestic Relations Orders. Payment shall be made in accordance with the provisions of any Qualified Domestic Relations Order.
6.5    Distributions to Disabled Members. If the Committee determines that any person to whom a payment is due is unable to care for his or her affairs because of physical or mental disability, it shall have the authority to cause the payments to be made to the spouse, brother, sister, or other person the Committee determines to have incurred, or to be expected to incur, expenses for that person unless a prior claim is made by a qualified guardian or other legal representative. The Committee shall not be responsible to oversee the application of those payments. Payments made pursuant to this power shall be a complete discharge of all liability under the Plan.
6.6    Designation of Beneficiary. Each Member has the right to designate and to revoke the designation of his or her Beneficiary pursuant to the terms of the Retirement Plan.
6.7    No Duplication of Benefits. There shall be no duplication of benefits under the Plan.
6.8    Missing Distributees. The Committee shall make reasonable efforts to locate any person entitled to a distribution. Such efforts shall include utilization of the services of the Social Security Administration to attempt to ascertain the current mailing address of any such person or for the purpose of forwarding correspondence from the Plan to any such person. If the efforts to locate a person entitled to a distribution are unsuccessful, the Committee may instruct the Employer to distribute such benefits into an interest-bearing federally-insured bank account opened in such person’s name. Such person shall have an unconditional right to withdraw funds from any such bank account. All ordinary and reasonable expenses incurred in connection with attempting to locate a person entitled to benefits under the Plan and in establishing an account for a person who cannot be located shall be deducted from the benefit payable to such person.
If a person entitled to a distribution cannot be located within one year of the date any benefits payable under the Plan should be paid or commence to be paid, the Member’s Account may be forfeited. Notwithstanding the preceding sentence, if at any time prior to termination of the Plan, the Member or Beneficiary files а valid claim for the forfeited benefits payable under the Plan, then (a) as soon as administratively practicable, the forfeited benefits payable to such former Member or Beneficiary shall be reinstated effective as of the date or receipt of the claim and (b) as soon as administratively practicable following the reinstatement of such forfeited benefits, the value of the reinstated benefits shall be paid pursuant to the provisions of this Article to the Member or Beneficiary thereof.
In the event of the termination of the Plan, amounts payable to persons who cannot be located that have not previously been forfeited and reallocated shall be used to establish a bank account or individual retirement account for such person.
6.9    Claims Procedure. Submission of a claim for benefits by the Member or Beneficiary is not a condition to payment of benefits due hereunder. However, if the Member or Beneficiary believes that benefits have not been properly paid, he must submit a claim for proper payment to the Committee. Under normal circumstances, a final decision shall be made as to a claim within 90 days after receipt of the claim. If the Committee notifies the claimant in writing during the initial 90-day period, it may extend the period up to 180 days after the initial receipt of the claim. The written notice must contain the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Committee must notify the claimant in writing. The denial must include the specific reasons for it, the Plan provisions upon which the denial is based, and the claims review procedure. If no action is taken during the claims period, the claim is treated as if it were denied on the last day of the claims period.
6.10    Claims Appeal Procedure. If a Member’s or Beneficiary’s claim is denied and he wants a review, he must apply to the Committee in writing. That application can include any comment or argument the claimant wants to make. The claimant can either represent himself or herself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Committee can schedule any meeting with the claimant or his or her representative that it finds necessary or appropriate to complete its review. The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the Committee must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the Committee notifies the claimant prior to the expiration of the initial review period, it can extend the period of review up to 120 days following the initial receipt of the request for a review. All decisions of the Committee must be in writing and must include the specific reasons for its action and the Plan provisions on which its decision is based. If a decision is not given to the claimant within the review period, the claim is treated as if it were denied on the last day of the review period.
6.11    Member’s Right to Arbitration. If a Member’s claim is not resolved to his or her satisfaction under the foregoing provisions of this Article, the Member may elect to have his or her claim decided by binding arbitration under applicable rules of the American Arbitration Association. The decision in any such arbitration shall be final and binding on the Sponsor, the Committee, the Member, and all other interested parties.
6.12    Limitations. Benefits under the Plan will be paid only if the Committee decides in its discretion that a Participant or Beneficiary is entitled to benefits. Notwithstanding the foregoing or any provision of the Plan or the Prior Plan to the contrary, a Participant must exhaust all administrative remedies set forth in this Article VI or otherwise established by the Committee before bringing any action at law or equity. Any claim based on a denial of a claim under the Plan or the Prior Plan must be brought no later than the date which is two years after the date of the final denial of a claim under Section 6.10. Any claim not brought within such time shall be waived and forever barred.
ARTICLE 7
COMMITTEE
7.1    Appointment, Term, Resignation, and Removal. The President shall appoint a Committee to administer the Plan. The members of the Committee shall serve until their resignation, death, or removal. Any member of the Committee may resign at any time by giving written notice of such resignation to the President. Any member of the Committee may be removed by the President, with or without cause. Vacancies in the Committee arising by resignation, death, removal, or otherwise shall be filled by such persons as may be appointed by the President.
7.2    Powers. The Committee shall have exclusive responsibility for the administration of the Plan, according to the terms and provisions thereof, and shall have all powers necessary to accomplish such purposes, including, but not by way of limitation, the right, power, and authority:

(v)	To make rules and regulations for the administration of the Plan which are not inconsistent with the terms and provisions thereof, provided such rules and regulations are evidenced in writing;

(vi)
To construe all terms, provisions, conditions, and limitations of the Plan; and its construction thereof made in good faith and without discrimination in favor of or against any Member shall be final and conclusive on all persons;

(vii)
To correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan in such manner and to such extent as it shall deem expedient to carry out the intent of the Sponsor in establishing and maintaining the Plan, and its judgment in such matters shall be final and conclusive as to all persons;

(viii)
To select, employ, and compensate from time to time such consultants, accountants, attorneys, and other agents and employees as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(ix)
To resolve all questions relating to the eligibility of Employees to become Members, and to determine the Member’s vested percentage and the amount of compensation upon which the benefits of each Member shall be calculated;

(x)
To resolve all controversies relating to the administration of the Plan, including but not limited to (a) differences of opinion arising between the Employer and a Member, and (b) any questions it deems advisable to determine in order to promote the uniform and nondiscriminatory administration of the Plan;

(xi)
To direct and instruct the Employer in all matters relating to the payment of Plan benefits and to determine a Member’s entitlement to a benefit should he or she appeal a denial of his or her claim for a benefit or any portion thereof; and

(xii)	To delegate such of its clerical and recordation duties under the Plan as it may deem necessary or advisable for the proper and efficient administration of the Plan.
7.3    Organization. The Committee shall select from among its members a chairman, who shall preside at all of its meetings, and shall select a secretary, without regard as to whether that person is a member of the Committee, who shall keep the minutes of its proceedings and all records, documents, and data pertaining to its supervision of the administration of the Plan.
7.4    Quorum and Majority Action. А majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members present at any meeting shall decide any question brought before that meeting. In addition, the Committee may decide any question by a vote, taken without a meeting, of a majority of its members.
7.5    Signatures. The chairman, the secretary and any one or more of the members of the Committee to which the Committee has delegated the power, shall each, severally, have the power to execute any document on behalf of the Committee, and to execute any certificate or other written evidence of the action of the Committee.
7.6    Disqualification of Committee Members. A member of the Committee who is also a Member in the Plan shall not vote or act upon any matter relating solely to himself or herself, unless he or she is the sole member of the Committee.
7.7    Disclosure to Members. The Committee shall make available to each Member and Beneficiary for his or her examination such records, documents, and other data as are required under ERISA, but only at reasonable times during business hours. No Member or Beneficiary shall have the right to examine any data or records reflecting the compensation paid to any other Member or Beneficiary, and the Committee shall be required to make no data or records available other than those required by ERISA.
7.8    Standard of Performance. The Committee and each of its members shall act in good faith when carrying out their responsibilities hereunder.
7.9    Liability of Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee, any Member, or other agent appointed by the Committee. No member of the Committee shall be liable for any act or omission on his or her own part, unless such act or omission is the result of the Committee member’s gross negligence or willful misconduct. In this connection, each provision hereof is severable and if any provision is found to be void as against public policy, it shall not affect the validity of any other provision hereof.

7.10    Indemnification of Committee Members. The Sponsor shall indemnify each member of the Committee and his or her heirs, successors, and assigns against all expenses (including, without limitation, taxes of every kind and character, the costs of investigating and responding to claims, the amount of judgments, the amount of settlements made with a view to the curtailment of costs of litigation, attorney’s fees, interest, penalties, and all costs, expenses, losses, and damages of every kind) incurred by such member, his or her heirs, successors, or assigns in connection with or arising out of his or her having served as a member of the Committee.
7.11    Bonding. No member of the Committee shall be required to give bond for the performance of his or her duties hereunder unless required by a law which cannot be waived.
7.12    Compensation. The Committee shall serve without compensation for their services, but shall be reimbursed by the Employers for all expenses properly and actually incurred in the performance of their duties under the Plan.
7.13    Persons serving in Dual Fiduciary Roles. Any person, group of persons, corporations, firm, or other entity may serve in more than one fiduciary capacity with respect to the Plan.
7.14    Administrator. For all purposes of ERISA, the Administrator of the Plan shall be the Committee. The Administrator of the Plan shall have final responsibility for compliance with all reporting and disclosure requirements imposed with respect to the Plan under any federal or state law, or any regulations promulgated thereunder.
7.15    Standard of Judicial Review of Committee Actions. The Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan, including without limitation, the authority to determine any person’s right to benefits under the Plan, the correct amount and form of any such benefits, the authority to decide any appeal, the authority to review and correct the actions of any prior administrative committee, and all of the rights, powers, and authorities specified in Article 6 and Section 7.2. Notwithstanding any provision of law or any explicit or implicit provision of the Plan, any action taken, or ruling or decision made, by the Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all persons other than the Sponsor, including without limitation all Members and Beneficiaries, regardless of whether the Committee or one or more members thereof may have an actual or potential conflict of interest with respect to the subject matter of such action, ruling, or decision. No such final action, ruling, or decision of the Committee shall be subject to de novo review in any judicial proceeding; and no such final action, ruling, or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.
ARTICLE 8
ADOPTION OF PLAN BY OTHER EMPLOYERS
8.1    Adoption Procedure. Any business organization may, with the approval of the Sponsor, adopt the Plan by:

(xiii)
executing an authorized adoption instrument agreeing to be bound as an Employer by all the terms, conditions, and limitations of the Plan except those, if any, specifically described in the adoption instrument; and

(xiv)	providing all information required by the Committee.
An adoption may be retroactive to the beginning of a Plan Year if these conditions are complied with on or before the last day of that Plan Year.
8.2    No Joint Venture Implied. The document which evidences the adoption of the Plan by an Employer shall become a part of the Plan. However, neither the adoption of the Plan by an Employer nor any act performed by it in relation to the Plan shall ever create a joint venture or partnership relation between it and any other Employer.
ARTICLE 9
AMENDMENT AND TERMINATION
9.1    Sponsor’s Right to Amend. Subject to the limitations prescribed by Section 9.2, the Sponsor may at any time and from time to time modify or amend the Plan in whole or in part. In addition, the Sponsor may at any time combine, transfer the sponsorship of or make any alternative arrangements as it may deem necessary or desirable with regard to the Plan. Further, the President may at any time and from time to time modify or amend the Plan in any manner that is not expected to substantially increase the number of Members, materially increase the administrative costs of the Plan, or have a material financial effect on any Employer. Any amendment shall be made by an instrument in writing, executed by the appropriate officer, setting forth the nature of the amendment and its effective date.
9.2    Limitations on Right to Amend. No amendment shall decrease the Account balance of a Member or adversely affect any Member or Beneficiary with respect to his or her right to receive any amount that was vested prior to such amendment. The elimination of one or more forms of benefit payment, whether with respect to benefits attributable to service before the amendment or service after the amendment, shall not be prohibited under this Section.
9.3    Retroactive Amendments to Meet Labor or Tax Requirements. It is the intention of the Sponsor that distributions under the Plan be deductible under the applicable provisions of the Code and that the Plan meet all requirements of ERISA. The Sponsor shall make such amendments to the Plan as may be necessary to carry out this intention. All such amendments may be made retroactively as limited by the applicable federal law.
9.4    Sponsor’s Right to Terminate. The Sponsor may terminate the Plan by appropriate action evidenced in writing and delivered to the other Employers. The Plan shall terminate as to an Employer upon the happening of any of the following events:

(i)	Delivery to the Sponsor of a notice of termination executed by the Employer, based on the action described in the preceding sentence and specifying the date as of which the Plan shall terminate;

(ii)
Adjudication of the Employer as a bankrupt, general assignment by the Employer, based on the action described in the preceding sentence, to or for the benefit of creditors, or cessation of business of the Employer; and

(iii)
Termination of the business of the Employer or the transfer by the Employer of all or substantially all of its assets and business without provision for continuing the Plan, except that, in any such event, the Plan may be continued by any successor to the Employer or any transferee of all or substantially all of its assets and business, and in the event election is made to continue the Plan, such successor or transferee shall automatically become substituted for the Employer hereunder upon receipt by the Sponsor of written notice of such election and delivery of the Sponsor’s written consent to the successor or transferee.

ARTICLE 10
MISCELLANEOUS
10.1    Establishment of Trust Fund not Required. No property is required to be set aside nor is а trust fund of any kind required to be established to secure the rights of any Member hereunder. All amounts credited to the Member’s Account at any time shall be solely a charge upon the Member’s Employer and all Members shall at all times rely solely upon the general credit of their respective Employers for the payment of any benefit which becomes payable hereunder. Notwithstanding the foregoing provisions of this Section, the Sponsor may, in its discretion, contribute funds to a grantor trust for the purpose, as it deems appropriate, of paying benefits under the Plan. Such trust may be irrevocable, but assets of the trust shall be subject to the claims of creditors of the Employer. To the extent any benefits provided under the Plan are actually paid from the trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of and shall be paid by, the Employer. The Members shall have the status of unsecured creditors insofar as their legal claim for benefits under the Plan and the Members shall have no security interest in the grantor trust.
10.2    Plan Does Not Constitute an Employment Contract. The adoption and maintenance of the Plan shall not be deemed to be a contract between any Employer and any Member. Nothing contained herein shall be deemed to give any Member the right to be retained in the employment of the Employer or to interfere with the rights of the Employer to discharge any Member at any time, nor shall it interfere with the Member’s right to terminate his or her employment at any time.
10.3    Spendthrift Clause. Except as otherwise specifically provided, no principal or income payable or to become payable under the Plan shall be subject to anticipation or assignment by any Member or by any Beneficiary or be subject to attachment by, or to the interference or control of, any creditor of a Member or Beneficiary, or be taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Member or Beneficiary prior to its actual receipt by such Member or Beneficiary. The interests of the Employer in any assets, earnings and profits related to the Plan shall not be subject to garnishment, attachment, levy, or execution of any kind for debts or defaults of any person, natural or legal, having an interest in the Plan. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of an interest in the Plan by a Member or Beneficiary, prior to distribution as herein provided, shall be absolutely and wholly void, regardless of when such conveyance, transfer, assignment, mortgage, pledge or encumbrance is intended to take place or become effective. The Employer shall never under any circumstances be required to recognize any conveyance, transfer, assignment, mortgage, or pledge by a Member or Beneficiary hereunder, of any interest in the Plan, and the Employer shall never be required to pay any money or thing of value thereon or therefor to any creditor of a Member or Beneficiary, nor upon any debt created by a Member or Beneficiary for any cause whatsoever. This Section shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Member pursuant to a domestic relations order, unless (i) such order is determined to be a Qualified Domestic Relations Order, or (ii) such order was entered before January 1, 1985, and the Committee determines that sufficient uncontroverted information is available to permit such order to be treated in the same manner as a Qualified Domestic Relations Order.
10.4    Form of Elections. Except as otherwise specifically provided in the Plan, in order to be effective, any election by a Member or Beneficiary that is required or permitted under the Plan shall be in writing on a form provided or approved by the Committee, signed by the person entitled to make the election, and filed with the Committee. Any permitted revocation of such an election shall be irrevocable except to the extent specifically provided otherwise in the applicable provision of the Plan.
10.5    Governing Laws; Parties to Legal Actions. The provisions of the Plan shall be construed, administered and enforced according to the laws of the United States and, to the extent not preempted, the state of Texas. The Employer may at any time initiate any legal action or proceeding for the determination of any questions, including questions of construction which may arise, or for instruction, and the only necessary parties to such action or proceeding shall be the Employer, except that any other person or persons may be included as parties defendant at the election of the Employer.
10.6    Plan Document Controlling. In the event that there is a discrepancy between the terms of this document and the terms of any policy or contract issued under the Plan, the provisions of this document shall control.
10.7    Severability of Clauses. Each provision of the Plan Document is severable and if any provision is found to be unenforceable for any reason, it shall not affect the validity of any other provision.
10.8    Cross References. All Section references are to Sections of this document, unless otherwise specified.
10.9    Securities Law Considerations.
THE PLAN AND PARTICIPATIONS THEREUNDER HAVE NOT BEEN REGISTERED WITH OR APPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS SUCH COMMISSION OR THE REGULATORY AUTHORITY OF ANY STATE PASSED UPON THE ACCURACY OR ADEQUACY OF THE PLAN DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE PLAN AND PARTICIPATIONS THEREUNDER ARE BEING OFFERED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION PROVIDED BY REGULATION D UNDER THE SECURITIES ACT. NO PUBLIC OR OTHER MARKET WILL DEVELOP FOR THE PLAN OR PARTICIPATION THEREUNDER.
THE PLAN AND PARTICIPATIONS THEREUNDER ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.
PARTICIPATIONS IN THE PLAN WILL BE ILLIQUID. AS A RESULT, PROSPECTIVE PARTICIPANTS SHOULD INVEST IN THE PLAN ONLY IF THEY CAN BEAR FOR AN INDEFINITE PERIOD OF TIME THE ECONOMIC RISKS ASSOCIATED WITH AN ILLIQUID INVESTMENT.
IN MAKING AN INVESTMENT DECISION, PROSPECTIVE PLAN PARTICIPANTS MUST RELY ON THEIR OWN EXAMINATION OF THE PLAN AND THE TERMS THEREOF, INCLUDING THE MERITS AND RISKS INVOLVED. PARTICIPATION IN THE PLAN HAS NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.
PROSPECTIVE PARTICIPANTS ARE NOT TO CONSTRUE THE CONTENTS OF THE PLAN DOCUMENT AS INVESTMENT, TAX OR LEGAL ADVICE. THE PLAN DOCUMENT, AS WELL AS THE NATURE OF THE INVESTMENT, SHOULD BE REVIEWED BY EACH PROSPECTIVE PARTICIPANT’S INVESTMENT AND TAX ADVISER, ACCOUNTANT AND LEGAL COUNSEL. EACH PARTICIPANT WILL BE REQUIRED TO REPRESENT IN SUCH PARTICIPANT’S LETTER OF PARTICIPATION THAT SUCH PARTICIPANT UNDERSTANDS THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE PLAN, IS CAPABLE OF BEARING SUCH RISKS AND HAS NOT RELIED UPON THE PLAN’S SPONSOR FOR INVESTMENT, TAX, ACCOUNTING OR LEGAL ADVICE, AND THAT THE PARTICIPANT HAS RELIED ONLY ON SUCH PARTICIPANT’S OWN ADVISERS FOR SUCH ADVICE.
THIS PLAN DOCUMENT HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF PROSPECTIVE PARTICIPANTS IN THE PLAN AND CONSTITUTES AN OFFER ONLY TO THE PROSPECTIVE PARTICIPANT TO WHOM IT WAS DELIVERED BY THE SPONSOR. EACH PROSPECTIVE PLAN PARTICIPANT, BY ACCEPTING DELIVERY OF THIS PLAN DOCUMENT, AGREES TO RETURN IT AND ALL OTHER RELATED DOCUMENTS TO THE SPONSOR AT ITS REQUEST IF THE PROSPECTIVE PARTICIPANT DECIDES NOT TO INVEST IN THE PLAN, IF THE PROSPECTIVE PARTICIPANT’S SUBSCRIPTION IS NOT ACCEPTED OR IF THE PLAN IS TERMINATED.
THIS PLAN DOCUMENT SHALL NOT BE CONSIDERED AN OFFER BY THE PLAN, THE PLAN SPONSOR OR ANY OTHER PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER IS UNLAWFUL OR PROHIBITED.

10.10    Taxation. It is the intention of the Sponsor that the benefits payable hereunder shall not be deductible by the Employers or taxable for federal income tax purposes to Members or Beneficiaries until such benefits are paid by the Employers, or the Trust, as the case may be, to such Members or Beneficiaries. The provisions of the Plan shall be construed and interpreted and the Plan shall be operated in a manner consistent with the requirements of Code Section 409A and the accompanying treasury regulations and guidance issued by the Internal Revenue Service. Specifically, no provision of the Plan that would provide for a distribution that is subject to the additional tax under Code Section 409A shall be permitted and any provision of the Plan which would result in a failure to meet the requirements of Code Section 409A shall be deemed null and void.
IN WITNESS WHEREOF, Atwood Oceanics, Inc. has executed the Plan this 27th day of December, 2012, to be effective as of January 1, 2013, except as otherwise specified or as otherwise required to comply with applicable provisions of the Code, any statute amending the Code, or any other applicable statute, regulation, or ruling.

ATWOOD OCEANICS, INC.

/s/ Robert J. Saltiel

By:	Robert J. Saltiel
President and Chief Executive Officer